SEWARD & KISSEL LLP
901 K Street, N.W.
Washington, DC 20001

Telephone: (202) 737-8833
Facsimile: (202) 737-5184
www.sewkis.com

December 30, 2013

Aegis Value Fund, Inc.
6862 Elm Street, Suite 830
McLean, VA 22101

Ladies and Gentlemen:

We have acted as counsel for Aegis Value Fund, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indefinite number of shares of common stock (each, a “Share” and collectively, the “Shares”) of the Company, par value $.001 per Share.  The Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

As counsel for the Company, we have participated in the preparation of the Post-Effective Amendment to the Company’s Registration Statement on Form N-1A (as so amended, the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on December 30, 2013, pursuant to paragraph (b) of Rule 485 under the Securities Act, in which this letter is included as an exhibit.  We have examined the Charter and By-Laws of the Company and applicable amendments and supplements thereto, and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of shares authorized to be issued by the Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and fully paid and non-assessable under the laws of the State of Maryland.

We do not express an opinion with respect to any laws other than laws of Maryland applicable to the due authorization, valid issuance and non-assessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law.  Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Maryland or any other jurisdiction.  Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

Aegis Value Fund, Inc.
December 30, 2013

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP